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                                                                   EXHIBIT 10.48


                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement") is entered into as of June 16, 1998 by and between Discovery Laboratories, Inc., a Delaware corporation (the "Company"), and Evan Myrianthopoulos (the "Executive").

                  WHEREAS, the Company and Executive desire that Executive be employed by the Company and that the terms and conditions of such employment be defined;

                  NOW, THEREFORE, in consideration of the employment of Executive by the Company, the Company and Executive agree as follows:

                  1. Term of the Agreement. The Company shall employ Executive and Executive shall accept employment for a period of one (1) year commencing on June 16, 1998 (the "Commencement Date") and continuing until June 15, 1999, subject, however, to prior termination as hereinafter provided in Section 5 (the "Employment Period").

                  2. Executive's Duties and Obligations.

                     a. Duties. Executive shall serve as Vice President of Finance. Executive shall (i) have charge and custody of, and be responsible for, all the funds and securities of the Company, (ii) render to the Board of Directors, whenever the Board of Directors may require, an account of the financial condition of the Company, (iii) develop the Company's strategic financial planning, (iv) oversee the Company's compliance with the securities' laws, (v) interface with auditors for preparation of audited and unaudited financial statements and (vi) perform such other duties as from time to time may be assigned to him by the Board of Directors.
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                     b. Location of Employment. Executive's principal place of
business shall be at the Company's office to be located within ninety (90) miles of Doylestown, Pennsylvania.

                     c. Proprietary Information and Inventions Agreement. Upon commencement of employment with the Company, Executive shall execute the Company's standard form of Intellectual Property and Confidential Information Agreement (the "Confidentiality Agreement") a copy of which is attached to this Agreement as Exhibit A.

                  3. Devotion of Time to Company's Business

                     a. Full-Time Efforts. During his employment with the Company, Executive shall devote substantially all of his business time, attention and efforts to the high quality performance of his duties to the Company.

                     b. No Other Employment. During his employment with the Company, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company's Executive Committee or Board of Directors.

                     c. Non-Competition During Employment. During the Employment Period and for eighteen (18) months after its termination, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (i) compete with the Company in the business of developing or commercializing pulmonary surfactants, Vitamin D analogs or any other category of compounds which forms the basis of the Company's products or products under development (a "Competing Business"), or
(ii) directly or indirectly solicit employees of the Company.
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                  4. Compensation and Benefits.

                     a. Base Compensation. During the term of this Agreement, the Company shall pay to Executive base annual compensation of One Hundred Five Thousand Dollars ($105,000), less all required withholdings.

                     b. Bonuses.

                        (1) Incentive Bonus. Executive shall be eligible for incentive bonuses in amounts to be determined by the Company's Compensation Committee after consultation with the Company's Chief Executive Officer, to be paid in either cash or equity, upon the achievement of each of the following milestones (which bonuses shall be paid only once for each of the milestones):
(a) the successful completion of Phase II studies for any compound under development in the Company's portfolio (each a "Portfolio Compound"); (b) the successful completion of Phase III studies for any Portfolio Compound; and (c) receipt of marketing approval in the United States for any Portfolio Compound.

                        (2) Additional Bonus. Executive shall be eligible for such year-end bonus, which may be paid in either cash or equity, or both, as is awarded at the discretion of the Compensation Committee of the Board of Directors of the Company after consultation with the Company's Chief Executive Officer.

                     c. Benefits. During the Employment Period, the Company shall provide reasonable medical and disability benefits to Executive. In addition, the Company will provide to Executive term life insurance on behalf of Executive's beneficiaries in the amount of Executive's annual salary for the term of this Agreement. During the term of this Agreement, the Company shall pay up to Five Thousand Dollars ($5,000) solely to cover tuition expenses for the accounting programs in which the Executive will enroll.
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                  5. Termination of Employment.

                     a. Termination for Good Cause. The Company may terminate Executive's employment at any time for "Good Cause," as herein defined. For the purposes of this Agreement, "Good Cause" includes, but is not limited to, gross misconduct, gross neglect of duties, acts involving moral turpitude, material breach by Executive of this Agreement or the Confidentiality Agreement or any act or omission involving fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by Executive which is not cured by Executive within fifteen (15) days after receipt of written notice from the Company.

                     b. Termination without Good Cause. If Executive's employment is terminated by the Company without Good Cause, the following provisions shall apply:

                        (1) Executive shall be entitled to any unpaid compensation accrued through the last day of Executive's employment;

                        (2) Executive shall be entitled to receive severance payments equal to his base compensation, payable on normal Company payroll dates, for a six (6) month period, subject to setoff for other employment or consulting income received by Executive.

                     c. Death or Disability. This Agreement shall terminate if Executive dies or is mentally or physically "Disabled" as herein defined. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months; provided, that during such period the Company shall give Executive at least thirty (30) days' written notice that it considers the time period for disability to be running. If this Agreement is terminated under this Section 5.c., Executive or his estate shall be entitled to any unpaid compensation accrued through the last day of Executive's employment but shall not be entitled to any severance benefits.
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                  6. Miscellaneous.

                     a. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania without regards to the application of choice of law rules.

                     b. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

                     c. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                     d. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

                     e. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery (which shall include delivery by a nationally recognized overnight service) or two (2) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below such party's signature, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 6.e.
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                     f. Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                               DISCOVERY LABORATORIES, INC.

                               /s/ Robert J. Capetola
                               -----------------------------------
                               By: Robert J. Capetola, Ph.D.
                               Its: President

                     Address:  3359 Durham Road
                               Doylestown, Pennsylvania 18901

                               EXECUTIVE:

                               /s/ Evan Myrianthopoulos
                               ------------------------------------
                               Evan Myrianthopoulos

                     Address: